UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	(December 28, 2007)

247 MGI, INC.
(Exact name of registrant as specified in its charter)

Florida	000-30011	65-0309540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 North Federal Highway, Suite D-6, Fort Lauderdale, Florida	33304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(954) 323-2516

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
ITEM 2.01	Completion of Acquisition or Disposition of Assets

On December 26, 2007 we entered into an Asset Purchase Agreement with SOYO Group, Inc. (SOYO.OB), pursuant to which, on December 28, 2007, we acquired certain assets previously used by SOYO’s VOIP division.

The purchase price for the assets we acquired, which was agreed to be $1,000,000, was paid by delivery to SOYO of 40,000,000 shares of our common stock.  Immediately upon issuance, the shares issued to SOYO constituted approximately 51% of our issued and outstanding common stock and approximately 31% of our outstanding voting securities.  The shares we issued to SOYO have not been registered under the Securities Act of 1933, as amended, and we are under no obligation to register the shares for resale.  In addition, SOYO agreed not to sell any of the shares for a period of one year without our prior written consent and, thereafter, to limit sales to no more than 25,000 shares per day and 250,000 shares per quarter.

The assets we acquired consist primarily of computer hardware (including servers and gateways capable of handling 125 calls per second, 5,000 concurrent calls and up to 1.2 million users) and software.  The assets also include VOIP technology that enables telephone calls to me made and received over the internet.  VOIP uses a broadband internet connection to route telephone calls, rather than conventional switching and fiber optic alternatives.

Initially, we intend to incorporate this technology into our existing hybrid player.  Our hybrid player is a proprietary media player that incorporates instant messaging and operates much like a Windows Media Player and a Quick Time Player.  By incorporating the technology we acquired from SOYO, we anticipate that our hybrid player will become VOIP- capable and will permit users of our hybrid player to make and receive calls with other people using the player at no charge.  The users of our player will also be able to purchase plans to use the VOIP system to make and receive calls to anyone outside the network.  We believe that the addition of VOIP technology to our hybrid player will increase the desirability of the hybrid player and ultimately stimulate revenues.

In the future, we may incorporate the VOIP technology we acquired from SOYO to offer consumers the ability to make telephone calls over the internet.  However, due to the presence of large companies such as AT&T, Vonage, Skype and Verizon in this marketplace, in the event we determine to expand the applications for this technology, we will likely focus our marketing efforts on international destinations for which we are able to obtain favorable telephone rates.

We require approximately $500,000 to satisfy our current obligations, fund the development of the assets we acquired from SOYO and to provide working capital for completion of our studio facilities, administrative expenses and the current development of our operations.  We do not presently have any firm commitments for capital and we may be unable to secure the necessary capital on terms acceptable to us.  If we are unable to raise funds as needed, our ability to implement our plans will be jeopardized.  In that event we may be unable to implement our current business model and we could be forced to cease operations.

ITEM 7.01	Regulation FD Disclosure

On January 7, 2008 we issued a press release relating to our acquisition of assets from SOYO Group, Inc, as described above.  A copy of this release is furnished as Exhibit 99.1 attached to this report.  The Company elects to disclose the information in the press releases furnished pursuant to Regulation FD. The exhibits to this report relating to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and are not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 8.01	Other Events.

The Company previously disclosed that it had executed an agreement to acquire The PurFusion Group of Companies, Inc.  However, during the course of the Company’s due diligence, the Company requested certain information from PurFusion and PurFusion has not responded to the Company’s request.  As a result, the Board of Directors has determined to terminate the Company’s agreement to acquire The PurFusion Group of Companies, Inc.

The Board of Directors has also determined that, inasmuch as the Company has been unable to secure the funding necessary to consummate the transactions contemplated by the Company’s Letter of Intent with Ross McCullough, the Company will be unable to fund this proposed acquisition at this time.  Accordingly, the Board has determined to terminate its Letter of Intent with Avalon.

In December of 2007 the Company was served with an amended complaint in the matter of Dr. Martin J. Peskin v Matthew P. Dwyer, 247MGI, Inc., a Florida corporation f/k/a Total Identity Corp.; Fantastic Fun, Inc.; a Florida Corporation f/k/a 247 Media Group, Inc.; and YSDO, Inc. a Florida corporation. The Company through its counsel intends to respond to the amended complaint and continue to vigorously defend this matter.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of December 26, 2007 by and between 247MGI, Inc., Sovereign Research, LLC and SOYO Group, Inc.
99.1	Press release dated January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

247MGI, Inc.

December 28, 2007	By: /s/ Matthew P. Dwyer
Matthew P. Dwyer, President and Chief executive officer